Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact: Tiffany Kanaga (765) 740-0314 or tiffany.kanaga@elancoah.com
Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Second Quarter 2025 Results
Raising Full Year Outlook and Innovation Target, Improving Year-End Net Leverage Ratio Target
•Second Quarter 2025 Financial Results:
◦Revenue of $1,241 million, an increase of 5% year-over-year; 8% organic constant currency growth
◦Reported Net Income of $11 million, Adjusted Net Income of $131 million
◦Adjusted EBITDA of $238 million; Adjusted EBITDA Margin of 19.2%
◦Reported EPS of $0.02, Adjusted EPS of $0.26
◦Net leverage ratio of 4.0x Adjusted EBITDA
•Full Year 2025 Guidance:
◦Raising revenue guidance to $4,570 to $4,620 million; expect accelerating organic constant currency revenue growth of 5% to 6% vs. 3% in 2024
◦Raising 2025 innovation revenue target by $60 million to $720 to $800 million
◦Reported Net Loss of $(38) to $(14) million, raising guidance for Adjusted EBITDA to $850 to $890 million
◦Reported Loss Per Share of $(0.08) to $(0.03), raising guidance for Adjusted EPS to $0.85 to $0.91
◦Outlook incorporates current estimate for net tariff impact and dynamic landscape, more than offset by a strong first half performance and foreign exchange tailwinds to revenue versus prior expectations
◦Increasing expected gross debt paydown range to $500 to $550 million in 2025
◦2025 year-end net leverage ratio target improved to 3.8x to 4.1x, enabled by year-to-date execution and disciplined working capital management

GREENFIELD, Ind (August 7, 2025) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the second quarter of 2025, provided guidance for the third quarter of 2025, and updated guidance for the full year 2025.

"I'd like to thank our global Elanco team for delivering our 8th straight quarter of growth, driving results beyond expectations,” said Jeff Simmons, President and CEO of Elanco. “Our diverse portfolio of innovation fueled accelerating organic constant currency revenue growth of 8%, led by U.S. Pet Health at 11%. We have once again increased our innovation revenue target, reflecting contributions by Credelio Quattro, Experior, AdTab, and Zenrelia, which also are stabilizing our base portfolio. We are delevering faster than expected, reaching 4.0x at quarter-end, and have improved our 2025 net leverage ratio target. With our strong first half performance and consistent execution, we are raising our full-year outlook, even while recognizing a highly dynamic landscape with a mix of opportunities and challenges. We enter the balance of the year well-positioned to deliver our commitments, transform animal care, and create long-term shareholder value. Elanco is focused on executing with high engagement and discipline, which we expect to drive sustained growth, innovation, and cash."

Select Business Highlights Since the Last Earnings Call
•Credelio Quattro™ achieved approximately 14% dollar share of broad-spectrum sales out of U.S. vet clinics in June**, with sell-in and sell-out rates at relatively consistent levels to each other at quarter-end
•Zenrelia™ approved by the European Commission and launching in EU countries in Q3 2025, with a label consistent with other markets outside the U.S. where the product has already been approved; received notification from FDA for revised U.S. label language in Q4 2025, removing risk language of fatal vaccine-induced disease
•Experior® Q2 sales up more than 80% year over year; AdTab™ continued robust growth trajectory with Q2 sales up over 60% year over year
•Cows on Bovaer® quadrupled since February
•TruCan™ Ultra CIV, approved by the USDA in July, enhancing Elanco’s extensive line of Tru Portfolio vaccines; launched in the U.S. in July
•Monetization of certain lotilaner U.S. royalties and milestones from Q2 2025 through Q3 2033 for $295 million, with proceeds used for debt paydown
•Launch of Elanco Ascend, a company-wide productivity and capability initiative expected to drive added value in 2026 and beyond
•Robert (Bob) VanHimbergen appointed Executive Vice President and Chief Financial Officer, effective July 7, following an extensive and competitive search, to guide the continuation of sustainable value creation
•The company released its 2024 Impact Report, introducing a new strategic framework and celebrating Elanco's culture of 'Going Beyond' for animals, customers, society and its people

** Per Kynetec Q2 data

Financial Results

Second Quarter Results (dollars in millions, except per share amounts)	2025	2024	Change (%)	Organic CC Growth (1) (%)

Pet Health	$643	$579	11%	10%
Farm Animal	$583	$594	(2)%	6%
Cattle	$268	$257	4%	4%
Poultry	$215	$198	9%	7%
Swine	$100	$90	11%	10%
Aqua	$—	$49	(100)%
Contract Manufacturing and Other (2)	$15	$11	36%
Total Revenue	$1,241	$1,184	5%	8%
Gross Profit	$713	$689	3%
Reported Net Income (Loss)	$11	$(50)	(122)%
Adjusted EBITDA	$238	$275	(13)%
Reported EPS	$0.02	$(0.10)	NM
Adjusted EPS	$0.26	$0.30	(13)%
(1) Organic CC Growth = Represents revenue growth excluding the impacts from our prior year divestiture of the aqua business, which was divested July 9, 2024, royalty revenue that was sold to a third party and the impact of foreign exchange rates.
(2) Primarily represents revenue from arrangements in which the company manufactures products on behalf of a third party and royalty revenue. In May 2025, we entered into an agreement to monetize certain lotilaner U.S. royalties, among other potential future cash flows, to a third party for proceeds of $295 million. While we are no longer entitled to these qualifying royalties, we are required under GAAP to continue recognizing them as revenue. For the three months ended June 30, 2025, royalty revenue associated with this arrangement, which is reflected within the Contract Manufacturing and Other line in the table above, totaled $4 million.
NM - Not meaningful
Numbers may not add due to rounding.
In the second quarter of 2025, revenue was $1,241 million, an increase of 5% on a reported basis, or 8% on an organic constant currency basis, which excludes the impacts from our prior year aqua business divestiture, royalty revenue sold to a third party in May 2025 and favorable foreign exchange rates, compared to the second quarter of 2024.

Pet Health revenue was $643 million, an increase of 11% on a reported basis, or 10% on an organic constant currency basis. The increase in pet health revenue included a 4% increase from price, compared to the second quarter of 2024. Year over year volume increases of 6% in the second quarter were primarily driven by new products, including Credelio Quattro, AdTab and Zenrelia. The Advantage® Family of products and Seresto® contributed revenue of $147 million and $113 million, respectively.

Farm Animal revenue was $583 million, a decrease of 2% on a reported basis due to the sale of the aqua business, and a 6% increase on an organic constant currency basis. Farm animal organic constant currency revenue growth included a 2% increase from price, compared to the second quarter of 2024. Second quarter volumes were up 4%, driven by increased volumes in U.S. cattle, led by Experior, and increased volumes in international poultry and swine. The business has seen demand recovery for international swine products, while international poultry demand remains strong. Sales of the company's international farm animal products benefited from accelerated customer purchases, primarily in China, in advance of expected future tariff increases, estimated to have shifted approximately $10 to $20 million of expected future purchases to the second quarter.

Gross profit was $713 million and gross margin percentage was 57.5% in the second quarter of 2025, a decrease of 75 basis points compared to the second quarter of 2024. On an adjusted basis, gross profit was $709 million and gross margin percentage was 57.3% in the second quarter of 2025, a 90 basis point decrease compared to the second quarter of 2024. The decreases in gross margin percentage on both a reported and adjusted basis were primarily driven by inflation and the higher manufacturing costs associated with owning the Speke facility, partly offset by favorable price and volume, and beneficial product mix driven by U.S. pet health performance.

Total operating expenses were $492 million for the second quarter of 2025, an increase of 11%. Marketing, selling and administrative expenses increased 13% to $400 million, driven by the company's previously announced strategic investments in the global launches of new products. Research and development expenses increased 3% to $92 million driven by higher employee-related expenses and project costs.

Asset impairment, restructuring and other special charges were $1 million in the second quarter of 2025, compared to $80 million in the second quarter of 2024. Charges recorded in the second quarter of 2024 primarily related to an impairment charge related to a pet health IPR&D asset (IL-4R) and transaction costs associated with the sale of the aqua business.

Reported net interest expense was $48 million in the second quarter of 2025, a decrease of $17 million compared to the second quarter of 2024. The decrease was driven by lower outstanding debt balances given recent debt paydown activities, partially offset by $7 million of imputed interest on the company's liability related to the lotilaner U.S. royalty monetization. Adjusted net interest expense, which excludes this imputed interest, was $38 million in the second quarter of 2025, a decrease of $27 million compared to the second quarter of 2024.

The reported effective tax rate was 55.4% in the second quarter of 2025, which differed from the statutory tax rate primarily due to the tax impact from the jurisdictional mix of projected income and losses in non-U.S. jurisdictions and the impacts of discrete tax expenses during the quarter, including the remeasurement of certain deferred tax positions due to a foreign tax rate change. The adjusted effective tax rate was 21.7% in the second quarter of 2025, compared to 16.9% in the second quarter of 2024.

Net income for the second quarter of 2025 was $11 million, or $0.02 per diluted share on a reported basis, compared with a net loss of $50 million, or $0.10 per diluted share for the same period in 2024. On an adjusted basis, net income for the second quarter of 2025 was $131 million, or $0.26 per diluted share, a 13.3% decrease compared with the same period in 2024. The decrease in adjusted net income was largely due to the year-over-year increase in selling and marketing expenses supporting the company's global launches discussed above and the impact from the prior year divestiture of the aqua business, partially offset by increased adjusted gross profit and decreased adjusted interest expense.

Adjusted EBITDA was $238 million in the second quarter of 2025, a 13.5% decrease compared to the second quarter of 2024. Adjusted EBITDA margin was 19.2% compared with 23.2% for the second quarter of 2024. The decrease in adjusted EBITDA was also largely driven by the increased selling and marketing expenses supporting our global launches and the impact from the prior year divestiture of our aqua business. Partially offsetting these impacts was the increase in adjusted gross profit, which benefited from the accelerated customer purchases discussed above.

Working Capital and Balance Sheet
Cash provided by operations was $237 million in the second quarter of 2025 compared to cash provided by operations of $200 million in the second quarter of 2024.

As of June 30, 2025, Elanco’s net leverage ratio was 4.0x adjusted EBITDA, a decrease of 0.3x compared to December 31, 2024, driven by debt paydown efforts during the second quarter of 2025 with strong cash generation and the lotilaner U.S. royalty monetization. The company now expects to end the year with a net leverage ratio of 3.8x to 4.1x.

Financial Guidance
Elanco is updating financial guidance for the full year 2025, summarized in the following table.

2025 Full Year (dollars in millions, except per share amounts)	May Guidance			August Guidance

Revenue	$4,510	to	$4,580	$4,570	to	$4,620
Reported Net (Loss)	$(35)	to	$(7)	$(38)	to	$(14)
Adjusted EBITDA	$830	to	$870	$850	to	$890
Reported (Loss) per Share	$(0.07)	to	$(0.01)	$(0.08)	to	$(0.03)
Adjusted Earnings per Share	$0.80	to	$0.86	$0.85	to	$0.91
"I am thrilled to be part of the Elanco team as the company is entering its next era of growth," said Bob VanHimbergen, Executive Vice President and CFO of Elanco Animal Health. "We are raising our 2025 full-year guidance for our strong second quarter execution and more favorable foreign exchange rates, more than offsetting incremental investments to fuel our innovation launches. I'm confident in our ability to execute on our plans, and my initial agenda is focused on driving value creation through a continuation of our productivity and cash generation efforts."

Elanco anticipates a tailwind to revenue of approximately $35 million from the favorable impact of foreign exchange rates compared with the May earnings call. Excluding the impact of foreign exchange rates, royalty revenue sold to a third party, and the aqua divestiture, the company now expects revenue growth of 5% to 6% versus 4% to 6% previously.

Elanco now expects adjusted gross margin of 54.5% to 55.0%, up 30 basis points vs. the prior range, and now expects operating expenses to increase approximately 7% year over year in constant currency, versus 6% previously, with incremental strategic investment in the global launches of the innovation portfolio. Full year adjusted EBITDA includes a current estimate for net tariff impact of $10 to $14 million versus $16 to $20 million previously.

Additionally, the company is providing guidance for the third quarter of 2025, as summarized in the following table:

2025 Third Quarter (dollars in millions, except per share amounts)	Guidance

Revenue	$1,080	to	$1,110
Reported Net Loss	$(66)	to	$(45)
Adjusted EBITDA	$160	to	$180
Reported Loss per Share	$(0.13)	to	$(0.09)
Adjusted Earnings per Share	$0.12	to	$0.16
In the third quarter, Elanco expects a tailwind to revenue of approximately $10 million from the favorable impact of foreign exchange rates compared to prior year. Excluding the impacts of foreign exchange rates and royalty revenue sold to a third party, the company expects 4% to 6% organic constant currency revenue growth. The company anticipates growth to be impacted by approximately $15 million in revenue and approximately $10 million in Adjusted EBITDA of pre-tariff customer buying accelerated into the second quarter, primarily in China. The company expects operating expenses up approximately 8% year over year in constant currency with strategic investment in the global launches of the innovation portfolio.

The 2025 full year and third quarter financial guidance reflects foreign exchange rates as of the end of July. Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Elanco will host a webcast and conference call at 8:00 a.m. Eastern Time today, during which company executives will review second quarter financial and operational results, discuss third quarter and full year 2025 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/events-and-presentations/default.aspx#module-event-upcoming.
ABOUT ELANCO
Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With 70 years of animal health heritage, we are committed to breaking boundaries and going beyond to help our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our purpose – all to Go Beyond for Animals, Customers, Society and Our People. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning product launches and revenue from such products, our 2025 full year and third quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:
•operating in a highly competitive industry;
•the success of our research and development (R&D), regulatory approval and licensing efforts;
•the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;
•competition from generic products that may be viewed as more cost-effective;
•changes in regulatory restrictions on the use of antibiotics in farm animals;
•an outbreak of infectious disease carried by farm animals;
•risks related to the evaluation of animals;
•consolidation of our customers and distributors;
•the impact of increased or decreased sales into our distribution channels resulting in fluctuations in our revenues;
•our dependence on the success of our top products;
•our ability to complete acquisitions and divestitures and to successfully integrate the businesses we acquire;
•our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;
•manufacturing problems and capacity imbalances, including at our contract manufacturers;
•fluctuations in inventory levels in our distribution channels;
•risks related to the use of artificial intelligence in our business;
•our dependence on sophisticated information technology systems and infrastructure, including the use of third-party, cloud-based technologies, and the impact of outages or breaches of the information technology systems and infrastructure we rely on;
•the impact of weather conditions, including those related to climate change, and the availability of natural resources;

•demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;
•the loss of key personnel or highly skilled employees;
•adverse effects of labor disputes, strikes and/or work stoppages;
•the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that limit our operating flexibility and changes in our credit ratings that lead to higher borrowing expenses and restrict access to credit;
•changes in interest rates that adversely affect our earnings and cash flows;
•risks related to the write-down of goodwill or identifiable intangible assets;
•the lack of availability or significant increases in the cost of raw materials;
•risks related to foreign and domestic economic, political, legal and business environments;
•risks related to foreign currency exchange rate fluctuations;
•risks related to underfunded pension plan liabilities;
•our current plan not to pay dividends and restrictions on our ability to pay dividends;
•the potential impact that actions by activist shareholders could have on the pursuit of our business strategies;
•risks related to tax expense or exposures;
•actions by regulatory bodies, including as a result of their interpretation of studies on product safety;
•the possible slowing or cessation of acceptance and/or adoption of our farm animal sustainability initiatives;
•the impact of increased regulation or decreased governmental financial support related to the raising, processing or consumption of farm animals;
•risks related to tariffs, trade protection measures or other modifications of foreign trade policy;
•the impact of litigation, regulatory investigations and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;
•challenges to our intellectual property rights or our alleged violation of rights of others;
•misuse, off-label or counterfeiting use of our products;
•unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;
•insufficient insurance coverage against hazards and claims;
•compliance with privacy laws and security of information;
•risks related to environmental, health and safety laws and regulations; and
•inability to achieve goals or meet expectations of stakeholders with respect to environmental, social and governance matters.
For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.
Use of Non-GAAP Financial Measures:
We use non-GAAP financial measures, such as revenue growth excluding the impact of divestitures and foreign exchange rate effects, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, net debt and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported U.S. generally accepted accounting principles (GAAP) financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or divestiture or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not, be viewed as substitutes for GAAP reported measures. We encourage investors to review our unaudited consolidated financial statements in their entirety and caution investors to use GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.
Availability of Certain Information
We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco, including an Investor Overview presentation containing a general overview of the business, which can be found in the Events and Presentations page of our website.

Additional Information
We define innovation revenue as revenue from new products, lifecycle management and certain geographic expansions and business development transactions that is incremental in reference to product revenue in 2020 and does not include the expected impact of cannibalization on the base portfolio.
We define organic constant currency revenue growth as revenue growth excluding the impacts from our prior year divestiture of the aqua business, which was divested on July 9, 2024, royalty revenue that was sold to a third party in May 2025 and the impact of foreign exchange rates.

Elanco Animal Health Incorporated
Unaudited Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$1,241	$1,184	$2,434	$2,389
Cost of sales	528	495	1,037	1,010
Gross profit	713	689	1,397	1,379
Research and development	92	89	186	176
Marketing, selling and administrative	400	354	741	691
Amortization of intangible assets	136	131	264	264
Asset impairment, restructuring and other special charges	1	80	10	126
Interest expense, net of capitalized interest	48	65	88	131
Other expense, net	11	2	23	11
Income (loss) before income taxes	25	(32)	85	(20)
Income tax expense (benefit)	14	18	7	(2)
Net income (loss)	$11	$(50)	$78	$(18)
Earnings (loss) per share:
Basic	$0.02	$(0.10)	$0.16	$(0.04)
Diluted	$0.02	$(0.10)	$0.16	$(0.04)
Weighted-average shares outstanding:
Basic	496.6	494.2	495.9	493.7
Diluted	500.1	494.2	499.6	493.7

Elanco Animal Health Incorporated
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information
(Unaudited)
(Dollars and shares in millions, except per share data)
We use non-GAAP financial measures, such as organic constant currency revenue growth, adjusted gross profit, adjusted gross margin percentage, adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA and adjusted EBITDA margin and net debt and net debt leverage, that differ from financial measures reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors assess and analyze our operational results and trends of our ongoing operations. Management also uses these non-GAAP measures internally to evaluate the performance of the business and in making resource allocation decisions. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables below.
Adjusted Gross Profit and Gross Margin Percentage
We define gross profit as total revenue less cost of sales. We define adjusted gross profit as gross profit less royalty revenue sold to a third party, less cost of sales adjustments. We define adjusted gross margin percentage as adjusted gross profit divided by total revenue, less royalty revenue sold to a third party. The following is a reconciliation of GAAP reported gross profit for the three and six months ended June 30, 2025 and 2024, to adjusted gross profit and adjusted gross margin percentage:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP reported gross profit	$713	$689	$1,397	$1,379
Sold royalty revenue	(4)	—	(4)	—
Cost of sales adjustments	—	—	1	—
Adjusted gross profit	$709	$689	$1,394	$1,379
Adjusted gross margin percentage	57.3%	58.2%	57.4%	57.7%

Adjusted Net Income and Earnings Per Share
We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sales of assets and related costs, facility exit costs, the impacts from sales of future revenues, gains and losses on mark-to-market adjustments on equity securities, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items. We define adjusted earnings per share (EPS) as adjusted net income divided by the number of weighted-average diluted shares outstanding for the periods ended June 30, 2025 and 2024. The following is a reconciliation of GAAP reported net income (loss) and EPS for the three months ended June 30, 2025 and 2024, to adjusted net income and EPS:

	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024
	Net Income (a)	EPS	Net (Loss) Income (a)	EPS
GAAP reported net income (loss) and EPS	$11	$0.02	$(50)	$(0.10)
Amortization of intangible assets	136	0.27	131	0.26
Asset impairment, restructuring and other special charges (1)	1	0.00	80	0.16
Sold royalty revenue (2)	(4)	(0.01)	—	—
Interest expense, net of capitalized interest (3)	10	0.02	—	—
Other expense, net	(1)	0.00	(2)	0.00
Income tax expense (4)	(22)	(0.04)	(12)	(0.02)
Adjusted net income and EPS	$131	$0.26	$147	$0.30
(a)Adjustments to GAAP reported net income (loss) to arrive at adjusted net income for the three months ended June 30, 2025 and 2024, included the following:

(1)Adjustments of $80 million for the three months ended June 30, 2024, principally included a $53 million impairment charge related to a pet health IPR&D asset (IL-4R) and $10 million of transaction costs associated with the sale of our aqua business.
(2)Adjustments of $4 million for the three months ended June 30, 2025, related to recognized royalty revenue that has been sold to a third party.
(3)Adjustments of $10 million for the three months ended June 30, 2025, primarily related to imputed interest expense on our liability related to the lotilaner U.S. royalty monetization (liability for sale of future revenue).
(4)Adjustments of $22 million and $12 million for the three months ended June 30, 2025 and 2024, respectively, primarily represented the income tax expense associated with the adjusted items discussed above and the discrete tax impact from the remeasurement of certain deferred tax positions due to a foreign tax rate change.

The following is a reconciliation of GAAP reported net income (loss) and EPS for the six months ended June 30, 2025 and 2024, to adjusted net income and EPS:

	Six Months Ended June 30, 2025		Six Months Ended June 30, 2024
	Net Income (a)	EPS	Net (Loss) Income (a)	EPS
GAAP reported net income (loss) and EPS	$78	$0.16	$(18)	$(0.04)
Cost of sales adjustments	1	0.00	—	—
Amortization of intangible assets	264	0.53	264	0.53
Asset impairment, restructuring and other special charges (1)	10	0.02	126	0.25
Sold royalty revenue (2)	(4)	(0.01)	—	—
Interest expense, net of capitalized interest (3)	10	0.02	—	—
Other expense, net	4	0.01	3	0.01
Income tax expense (4)	(48)	(0.10)	(61)	(0.12)
Adjusted net income and EPS	$315	$0.63	$314	$0.63
The table above reflects only line items with non-GAAP adjustments. Numbers may not add due to rounding.
(a)Adjustments to reported GAAP measures for the six months ended June 30, 2025 and 2024, included the following:
(1)Adjustments of $10 million for the six months ended June 30, 2025, primarily included $7 million of upfront payments made in relation to new licensing arrangements. Adjustments of $126 million for the six months ended June 30, 2024, principally included the above noted $53 million IPR&D asset impairment charge, $43 million of costs associated with our restructuring plan announced in February 2024 and $17 million of transaction costs related to the sale of our aqua business.
(2)Adjustments of $4 million for the six months ended June 30, 2025, related to earned royalty revenue that has been sold to a third party.
(3)Adjustments of $10 million for the six months ended June 30, 2025, primarily related to imputed interest expense on our liability for sale of future revenue.
(4)Adjustments of $48 million for the six months ended June 30, 2025, primarily represented the income tax expense associated with the adjusted items discussed above and the discrete tax impact from the remeasurement of certain deferred tax positions due to a foreign tax rate change, partially offset by a $35 million benefit related to a discrete tax item recognized during the first quarter of 2025. Adjustments of $61 million for the six months ended June 30, 2024, represented the income tax expense associated with the adjusted items discussed above and $13 million related to the partial release of a valuation allowance attributable to the anticipated sale of our aqua business.

Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), which includes debt extinguishment losses and imputed interest on our liability for sale of future revenue, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sales of assets and related costs, facility exit costs, revenue sold to a third party, gains and losses on mark-to-market adjustments on equity securities, and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.
For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with GAAP and its reconciliation to net income (loss), enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of GAAP reported net income (loss) for the three and six months ended June 30, 2025 and 2024, to EBITDA, adjusted EBITDA and adjusted EBITDA margin, which we define as adjusted EBITDA divided by total revenue, less royalty revenue sold to a third party, for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP reported net income (loss)	$11	$(50)	$78	$(18)
Net interest expense	48	65	88	131
Income tax expense (benefit)	14	18	7	(2)
Depreciation and amortization	169	164	330	329
EBITDA	$242	$197	$503	$440
Non-GAAP adjustments:
Cost of sales adjustments	$—	$—	$1	$—
Asset impairment, restructuring and other special charges	1	80	10	126
Sold royalty revenue	(4)	—	(4)	—
Other expense, net	(1)	(2)	4	3
Adjusted EBITDA	$238	$275	$514	$569
Adjusted EBITDA margin	19.2%	23.2%	21.2%	23.8%
Numbers may not add due to rounding.

Gross and Net Debt and Net Leverage Ratio
We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define net debt as gross debt less cash and cash equivalents and finance lease liabilities on the balance sheet. We define our net leverage ratio as net debt divided by our trailing twelve month adjusted EBITDA. We believe our net debt and net leverage ratio are important measures to monitor our financial flexibility, liquidity and capital structure and may enhance investors' understanding of our ability to meet future financial obligations. In addition, a net leverage ratio is a financial measure that is frequently used by investors and creditors. The below calculations do not include Term Loan B covenant-related adjustments that reduce our net leverage ratio. The following is a reconciliation of gross debt to net debt as of June 30, 2025:

Long-term debt	$4,148
Current portion of long-term debt	61
Less: Unamortized debt issuance costs	(21)
Total gross debt	4,230
Less: Cash and cash equivalents	539
Less: Finance lease liabilities	255
Net debt	$3,436
The following table presents a calculation of our net leverage ratio as of June 30, 2025:

Net debt	$3,436
Trailing twelve month adjusted EBITDA	$855
Net leverage ratio	4.0

Elanco Animal Health Incorporated
2025 Full Year and Third Quarter Guidance

Reconciliation of 2025 full year reported EPS guidance to 2025 adjusted EPS guidance is as follows:

	Full Year 2025 Guidance
Reported loss per share	$(0.08)	to	$(0.03)
Cost of sales	Approx. $0.00
Amortization of intangible assets	Approx. $1.08
Asset impairment, restructuring and other special charges	$0.02	to	$0.04
Other expense, net	$0.03	to	$0.04
Royalty monetization	Approx. $0.03
Subtotal	$1.17	to	$1.18
Tax impact of adjustments	$(0.25)	to	$(0.23)
Total adjustments to EPS	$0.93	to	$0.94
Adjusted earnings per share (1)	$0.85	to	$0.91
Numbers may not add due to rounding.
(1) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2025 full year reported net loss to 2025 adjusted EBITDA guidance is as follows:

$ millions	Full Year 2025 Guidance
Reported net loss	$(38)	to	$(14)
Net interest expense (with Royalty Monetization Liability)	Approx. $220
Income tax (benefit) expense	$(13)	to	$8
Depreciation and amortization	Approx. $670
EBITDA	$836	to	$886
Non-GAAP adjustments
Cost of sales	Approx. $2
Asset impairment, restructuring and other special charges	Approx. $15
Other expense, net	Approx. $8
Sold royalty revenue	Approx. $(15)
Adjusted EBITDA	$850	to	$890
Adjusted EBITDA margin	18.6%	to	19.3%

Reconciliation of 2025 third quarter reported EPS guidance to 2025 third quarter adjusted EPS guidance is as follows:

	Third Quarter 2025 Guidance
Reported loss per share	$(0.13)	to	$(0.09)
Amortization of intangible assets	Approx. $0.27
Asset impairment, restructuring and other special charges	$0.00	to	$0.01
Other expense, net	Approx. $0.01
Royalty monetization	Approx. $0.01
Subtotal	$0.30	to	$0.31
Tax impact of adjustments	$(0.06)	to	$(0.05)
Total adjustments to EPS	Approx. $0.25
Adjusted earnings per share (1)	$0.12	to	$0.16
Numbers may not add due to rounding.
(1) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.
Reconciliation of 2025 third quarter reported net loss to 2025 third quarter adjusted EBITDA guidance is as follows:

$ millions	Third Quarter 2025 Guidance
Reported net loss	$(66)	to	$(45)
Net interest expense (with Royalty Monetization Liability)	Approx. $50
Income tax (benefit) expense	$(6)	to	$1
Depreciation and amortization	Approx. $170
EBITDA	$158	to	$182
Non-GAAP adjustments
Cost of sales	Approx. $0
Asset impairment, restructuring and other special charges	Approx. $5
Other expense, net	Approx. $2
Sold royalty revenue	Approx. $(6)
Adjusted EBITDA	$160	to	$180
Adjusted EBITDA margin	14.8%	to	16.2%